Exhibit 99.1

The First Bancorp Declares Regular Quarterly Dividend and Special Cash Dividend

DAMARISCOTTA, Maine - (BUSINESS WIRE) - December 22, 2016 - The Board of Directors of The First Bancorp (NASDAQ: FNLC), parent company of First National Bank, today declared a quarterly dividend of 23 cents per share. This fourth-quarter dividend is payable January 31, 2017, to shareholders of record as of January 6, 2017, and is equal to the 23 cents per share the Company paid in the past two quarters. Based on the December 21, 2016 closing price of $31.64 per share, the annualized dividend of 92 cents per share translates into a yield of 2.91%.
The Company’s Board of Directors also declared a one-time special cash dividend of 12 cents per share. This special cash dividend is also payable January 31, 2017, to shareholders of record as of January 6, 2017, and is the first special cash dividend paid by the Company since 1998.
“The Company posted record earnings for the first nine months of 2016,” noted the Company’s President & Chief Executive Officer, Tony C. McKim, “up $1.3 million or 10.1% over the same period in 2015. We feel it is appropriate to share our strong earnings with our shareholders in the form of a generous regular dividend payout combined with this one-time special cash dividend. We continue to hear from our shareholders that our dividend remains a key component in our total return and the valuation of our shares.”
The First Bancorp, headquartered in Damariscotta, Maine, is the holding company for First National Bank. Founded in 1864, the Bank serves the Pine Tree State with 16 offices in Lincoln, Knox, Hancock, Penobscot and Washington Counties. The Bank provides a full range of consumer and commercial banking products and services. First Advisors, a division of First National Bank, provides investment advisory, wealth management and trust services from five offices in Lincoln, Knox, Penobscot and Hancock Counties.
Forward-looking and cautionary statements: except for the historical information and discussions contained herein, statements contained in this release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks, uncertainties and other factors that could cause actual results and events to differ materially, as discussed in the Company's filings with the Securities and Exchange Commission.
For more information, please contact F. Stephen Ward, the First Bancorp's Treasurer & Chief Financial Officer, at 207.563.3272.